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                                                                    Exhibit 11.1

Schedule Regarding Computation of Per Share Earnings
----------------------------------------------------
(000's except per share data)

                                                         Twelve Months Ended December 31,
                                                          1998          1997        1996
                                                          ----          ----        ----
Net income (loss)                                       $(21,821)     $(1,135)     $ (302)
                                                        ========      =======      ======

Weighted average common shares                             8,057        4,430       3,767
Common equivalent shares:
Dilutive Stock options                                        --           --          --
Dilutive Warrants                                             --           --          --
                                                        --------      -------      ------
Common and common equivalent shares                        8,057        4,430       3,767
                                                        ========      =======      ======

Earnings (loss) per common and common
 equivalent share                                       $  (2.71)     $ (0.26)     $(0.08)
                                                        ========      =======      ======